As filed with the Securities and Exchange Commission on March 25, 1997

                                                         Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          PRINCETON MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)
   Ontario, Canada                                           98-0082860
  (State or other jurisdiction                             (I.R.S. Employer
or incorporation or organization)                         Identification Number)

                         214 Brazilian Avenue, Suite 300
                              Palm Beach, FL 33480
                                 (561) 659-0121

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                James J. McNamara
                      Chairman, Princeton Media Group, Inc.
                         214 Brazilian Avenue, Suite 300
                              Palm Beach, FL 33480
                                 (561) 659-0121
                     (Name and address of agent for service)

           Copies of all communications, including all communications sent to the agent for service should be sent to:

                             Julia K. O'Neill, Esq.
                             Fleming & O'Neill, P.C.
                         255 Washington Street, Suite 200
                                Newton, MA 02158
                                 (617) 965-8990

                         CALCULATION OF REGISTRATION FEE
                          Amount    Proposed       Proposed
 Title of Each Class of   to be     Maximum        Maximum         Amount of
 Securities to be         regis-    Offering       Aggregate       Registra-
 Registered               tered     Price Per      Offering        tion Fee
                                    Share          Price

 Common Stock, no par   1,000,000   $4.50  (1)     $4,500,000      $1363.64
 value


 Common Stock, no par   3,000,000   $3.00          $9,000,000      $2727.27
 value, issuable upon
 exercise of stock
 options

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price and registration fee are computed on the basis of the average of the high and low sale prices reported for the common stock of the registrant on the Nasdaq on March 20, 1997, which was $4.50 per share.



                                     PART II
                   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


      Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated in this Registration Statement by reference:

      a. Princeton Media Group, Inc.'s (the "Company") latest annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

      c. The description of the Company's Common Stock contained in the Company's Form 10, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

      Item 4.  DESCRIPTION OF SECURITIES.

      Not applicable.

      Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

      Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraphs 5, 19, 20 and 21 of the Registrant's By-Laws provide as follows:

     "19. Except as otherwise provided in the Ontario Business Corporations Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of this office honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors. If any director or officer of the Corporation shall be employed by or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer of such firm or company, as the case may be, from receiving proper remuneration for such services.

               INDEMNITIES TO DIRECTORS AND OFFICERS

     20. Subject to Section 136 of the Ontario Business Corporations Act, every director and officer of the Corporation and his heirs, executors, administrators and other legal personal representatives shall from time to time be indemnified and saved harmless by the Corporation from and against:

          (a) any liability and all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office; and

          (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Corporation.

     The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

                             INSURANCE

     21. The Corporation may purchase and maintain insurance for the benefit of any person referred to in paragraph 20 of this by-law against such liabilities and in such amounts as the board may from time to time determine and are permitted by the Act.

     Section 136 of the Ontario Business Corporation Act provides as follows:

     (1) Indemnification of directors - A Corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

          (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     (2) Idem - A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he or she is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

     (3) Idem - Despite anything to this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

          (a) was substantially successful on the merits in his or her defence of the action or proceeding; and

          (b)  fulfills the conditions set out in clauses (1)(a) and (b).

     (4) Liability Insurance - A corporation my purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person:

          (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

          (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

     (5) Application to Court - A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

     (6) Idem - Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

     The Company does not currently provide its directors and officers with liability insurance. "



      Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

      Item 8.  EXHIBITS.

      The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

       Item 9.  UNDERTAKINGS.

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendments to this Registration Statement

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which is contained in periodic reports filed by the registrant pursuant to section 13 of section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, on the 25th day of March, 1997.

                                          Princeton Media Group, Inc.


                                          By: /s/ James J. McNamara
                                                James J. McNamara, Chairman

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures              Name and Title                            Date


/s/ James J. McNamara   James J. McNamara, Chairman             March 25, 1997


/s/ Robert F. Kendall   Robert F. Kendall, Chief Financial      March 25, 1997
                           Officer, Treasurer, and Secretary

/s/ Joel Leshinsky      Joel Leshinsky, Director                March 25, 1997





Item 8.  EXHIBITS

The following exhibits are filed as part of this Registration Statement:


5.1 Opinion of Armstrong, Dunne regarding legality of securities being registered.

23.1  Consent of Coopers & Lybrand.

23.2  Consent of Armstrong, Dunne (included as part of Exhibit 5.1).